EXHIBIT 99.1

For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp Announces Retirement of Director William Podl

CHICAGO, May 28, 2009 – PrivateBancorp, Inc., (NASDAQ: PVTB) today announced that William J. Podl will retire from its Board of Directors as well as the Board of The PrivateBank and Trust Company following the company’s annual meeting.

Podl, 64, has been a director since 1999. Podl was founder of Doran Scales, Inc., and served as its chairman, president and chief executive officer until he retired in 2007.

“Bill has been a terrific director of PrivateBancorp and a good friend to The PrivateBank since joining our board,” said Ralph B. Mandell, Chairman of the Board of Directors, PrivateBancorp. “He has played an instrumental role in helping to shape PrivateBancorp as it is today. We will miss his wisdom and his candor.”

Podl’s retirement reduces PrivateBancorp’s Board to 14 members.

PrivateBancorp’s annual meeting will take place today at 9 a.m. CDT at The Standard Club in Chicago.

About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 23 offices in nine states and more than $10.5 billion in assets as of March 31, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. Our website can be found at www.theprivatebank.com.